Exhibit 99.1

[BioMed Realty Trust, Inc. logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS FOURTH QUARTER AND FULL-YEAR 2014 FINANCIAL RESULTS

New Full-Year Leasing Record of 2.8 Million SF and New Strategic Investments Driving Increased FFO Guidance for 2015

SAN DIEGO, Calif. – February 4, 2015 – BioMed Realty Trust, Inc. (NYSE: BMR), the leading real estate company focusing on life sciences, today announced funds from operations (FFO) and core FFO (CFFO) per diluted share of $0.35 and $0.36 for the fourth quarter ended December 31, 2014, respectively, and reported approximately 876,000 square feet of gross leasing from 34 leasing transactions in the fourth quarter. The strong performance and the subsequent momentum in 2015 resulted in the company raising the midpoint of FFO guidance for 2015 to $1.44 per diluted share.

Fourth Quarter Highlights

•

Continued strength in the life science industry helped drive the company’s strong fourth quarter leasing momentum, which included a 360,000 square foot state-of-the-art, build-to-suit campus for Illumina in Foster City, California and breaking ground on a new 283,000 square foot development at the Wake Forest Innovation Quarter in Winston-Salem, North Carolina, with the project approximately 60% pre-leased to Wake Forest Baptist Hospital for its School of Medicine. As a result of these two additions, the company’s portfolio of active new construction increased to approximately 1.7 million square feet, which is now already 85.4% pre-leased in aggregate.

•

The company’s strong leasing momentum continued, with a new lease at the company’s Wake 90 property in Winston-Salem for 34,700 square feet with Mullen Communications and a lease expansion with NanoString Technologies at the BioMed Realty Research Center and Elliott Avenue properties in Seattle, Washington for a total of 33,600 square feet.

•

BioMed Realty harvested a net gain of $136.6 million from the sale of the manufacturing facility at 9911 Belward Campus Drive in Rockville, Maryland. The property was sold for approximately $322.5 million, or $1,112 per square foot, and generated an unleveraged internal rate of return of approximately 14% over the 8.5-year holding period. Capital from the sale supported a special dividend of $0.30 per share paid in December, and the re-investment of proceeds into higher-growth prospects in core innovation districts, including the build-to-suit for Illumina in Foster City and the recent announcement to acquire the 307 Westlake Avenue North property in the South Lake Union submarket of Seattle.

These and other transactions drove net income to $140.3 million and $0.70 per diluted share for the fourth quarter.

In addition to the special dividend of $0.30 per share of common stock related to the property sale, the company increased the quarterly common stock dividend to $0.26 per diluted share, an increase of 4% over the third quarter dividend.

Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty, stated, “2014 marked a transformational year for BioMed Realty. As the founders of the life science real estate industry, we have developed and continue to execute on the strategy for growth by creating innovative spaces at the intersection of the growing health care industry and innovation sector, which is where life science companies want to be. Our strategy delivered exceptional operating and financial results for the fourth quarter and full-year, highlighted by our strategic investments in core innovation districts throughout the U.S. and U.K. Heading into 2015, we remain focused on executing on our strategy to continue expanding existing and building new relationships with our tenants and partners such as Illumina, Broad Institute, Yale University, Wake Forest University and Baxter Healthcare. We remain bullish on the growing strength of the life science industry, and increased demand of the unique real estate needs of this critical industry.”

FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Fourth Quarter 2014 Portfolio Update

During the quarter ended December 31, 2014, the company executed 34 leasing transactions representing approximately 876,000 square feet, contributing to positive net absorption, including pre-leasing, of approximately 443,200 square feet, an operating portfolio leased percentage on a weighted-average book value basis of 91.6% and an active new construction portfolio pre-leased percentage of 85.4% at quarter end. Fourth quarter leasing was comprised of:

•	20 new leases totaling approximately 656,200 square feet, highlighted by:

•

A new 15-year lease with Illumina for a new 360,000 square foot life science campus consisting of two buildings in Foster City, California, with an option for Illumina to expand the campus with the development of a third building providing at least an additional 160,000 square feet, which would bring the campus to a total of at least 520,000 square feet;

•

A new lease with Wake Forest Baptist Medical Center, an affiliate of Wake Forest University, for approximately 167,900 square feet at the company’s Wake 60 project in the Wake Forest Innovation Quarter of Winston-Salem, North Carolina;

•	A new lease with Mullen Communications for approximately 34,700 square feet at the company’s Piedmont Triad Research – Wake 90 property in the Wake Forest Innovation Quarter;

•	The first new lease at the company’s 450 Kendall Street development property in Cambridge, Massachusetts with MPM Asset Management for approximately 14,500 square feet; and

•

A lease expansion with NanoString Technologies for a total of approximately 33,600 square feet in two of the company’s properties in Seattle, including approximately 21,500 square feet at the BioMed Realty Research Center located at 500 Fairview Avenue and approximately 12,100 square feet at the company’s Elliott Avenue property.

•	14 lease renewals and extensions totaling approximately 219,800 square feet, highlighted by:

•	A lease extension with Bayer CropScience for approximately 61,600 square feet at the Paramount Parkway property in Morrisville, North Carolina;

•	A lease extension with FUJIFILM Diosynth Biotechnologies for approximately 30,600 square feet at the company’s Weston Parkway property in Cary, North Carolina; and

•	A lease extension with Melinta Therapeutics for approximately 27,700 square feet at the company’s 300 George Street property in New Haven, Connecticut.

At December 31, 2014, the company’s total portfolio comprised approximately 17.5 million rentable square feet, excluding a land bank supporting an estimated 7.0 million square feet. Fourth quarter same property net operating income on a cash basis increased 2.2% year-over-year, primarily as a result of contractual rent escalations.

During the fourth quarter, the company acquired and began development of an additional 283,000 square feet of laboratory and office space in the Wake Forest Innovation Quarter in Winston-Salem, North Carolina. The two-building project is approximately 60% pre-leased on a long-term basis to Wake Forest Baptist Medical Center, an affiliate of Wake Forest University, which will be used for medical education for the Wake Forest School of Medicine. Upon completion, the project is expected to receive LEED® Gold certification.

Also during the quarter, the company closed on the sale of its 9911 Belward Campus Drive building in Rockville, Maryland for approximately $322.5 million in gross proceeds, with a gain on sale of approximately $136.6 million, net of closing costs.

Subsequent to the end of the fourth quarter, the company announced that it was under contract to acquire the 307 Westlake Avenue North building in the heart of the South Lake Union life science market of Seattle, Washington for approximately $90 million. The LEED Silver certified building is comprised of approximately 116,200 square feet of laboratory and office space and is 99% leased to four tenants, anchored by the Seattle Biomedical Research Institute (Seattle BioMed), a biomedical research institution founded in 1976.

According to BioMed Realty President and Chief Operating Officer, Kent Griffin, “Our team delivered great results in 2014. With the very strong backdrop of a healthy life science market, we produced record gross leasing volume of 2.8 million square feet, including new, long-term leases with global biopharmaceutical leaders such as Baxter Healthcare, Bristol-Myers Squibb, Illumina, the University of Pennsylvania Healthcare System, Novo Nordisk, Wake Forest University and two companies formed by genomic pioneer J. Craig Venter. Our successful capital recycling in the fourth quarter has allowed us to make new investments in core innovation districts with compelling long-term growth prospects – including our 360,000 square foot build-to-suit for Illumina in the San Francisco Bay Area, our development of the Medical School project for Wake Forest University in Winston-Salem and our recently announced South Lake Union investment in Seattle, which serves as home to Seattle BioMed and Juno Therapeutics. We are driving our growth by delivering the best lab and office space in core innovation districts at the intersection of health care and innovation.”

Fourth Quarter 2014 Financial Results

Total revenues for the fourth quarter were approximately $165.7 million, compared to approximately $158.0 million for the same period in 2013. Rental revenues for the fourth quarter were approximately $122.0 million, compared to approximately $118.0 million for the same period in 2013.

CFFO for the fourth quarter was $0.36 per diluted share and FFO, calculated in accordance with standards established by NAREIT, was $0.35 per diluted share for the quarter. These amounts include a charge of approximately $4.4 million, or $0.02 per diluted share, associated with the previously announced cessation of employment of one of the company’s executives. AFFO for the quarter was $0.27 per diluted share. The company reported net income available to common stockholders for the quarter of approximately $140.3 million, or $0.70 per diluted share, which includes the gain on sale of the company’s 9911 Belward Campus Drive building during the quarter.

“We continue to produce high-quality earnings by delivering sustained leasing success, harvesting value from past investments and planting seeds for future growth, which was best exemplified by the sale of our 9911 Belward Campus Drive property during the quarter,” said Greg N. Lubushkin, Chief Financial Officer of BioMed Realty. “By selling that asset at the most opportune time in recent years, we generated a net gain on sale of $136.6 million which was partially returned to our stockholders as a special dividend, with the remainder utilized to enhance our liquidity by paying down the balance of our unsecured line of credit. In addition, our prudent, measured steps throughout 2014 and into 2015 – including a $400 million public offering of senior unsecured notes, repayment of our largest mortgage loan with an interest rate of 7.75% and the conversion of our exchangeable notes into common equity – added to our long, proven track record of proactively managing our capital stack and maintaining ample liquidity to fund strategic new investment opportunities for future growth. Our strategy and execution were further validated this past year when Standard and Poor’s upgraded our investment grade corporate credit rating to BBB.”

Fourth Quarter Distributions

BioMed Realty Trust’s board of directors previously declared a fourth quarter 2014 dividend of $0.26 per share of common stock, which represents a 4.0% increase over the company’s third quarter 2014 dividend of $0.25 per share and is equivalent to an annualized dividend of $1.04 per common share. In addition, the company’s board of directors declared a special dividend of $0.30 per share of common stock reflecting a return to stockholders of a portion of the proceeds from the sale of the 9911 Belward Campus Drive property.

Full-Year Results

In addition to fourth quarter results, the company also released full year 2014 results that highlighted the continued strength of the life science real estate market at the intersection of health care and innovation. For the year, BioMed Realty executed 203 leasing transactions representing approximately 2.8 million square feet, which was the highest in the company’s history and drove positive net absorption for the year, including pre-leasing, of approximately 579,100 square feet.

The company continued to build its life science real estate portfolio by adding approximately 1.4 million square feet, including entering strategic markets like New Haven, Connecticut with one million square feet anchored by Yale University, Yale-New Haven Hospital and Alexion Pharmaceuticals. The company leveraged its university platform, Wexford Science + Technology, to enter a 99-year ground lease on a new ten-acre West Philadelphia site in Philadelphia, Pennsylvania, in partnership with Drexel University with the expectation of creating a new mixed-use campus.

For the full year ended December 31, 2014, FFO and CFFO were $1.55 and $1.57 per diluted share, respectively. Net income for the year was $0.98 per diluted share.

For the full year 2014, the company declared dividends totaling $1.31 per common share, representing a 37.2% total increase over common stock dividends declared in 2013, including the special dividend. Excluding the special dividend, quarterly dividends declared in 2014 represented a 5.8% increase over quarterly dividends declared in 2013.

Earnings Guidance

The company’s updated 2015 guidance for net income per diluted share and FFO (and CFFO) per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO (and CFFO) per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 207.6 million and 209.0 million, respectively.

2015
(Low - High)
Projected net income per diluted share availableto common stockholders	$0.15 - $0.25
Add:
Real estate depreciation and amortization	1.23
Noncontrolling interests in operating partnership	0.01
Projected FFO and CFFO per diluted share	$1.39 - $1.49

The company’s 2015 FFO and CFFO estimates reflect the impact of previously announced new investments and dispositions, including the expected acquisition of the 307 Westlake Avenue North building in Seattle, Washington and the disposition of the manufacturing facility at 9911 Belward Campus Drive in Rockville, Maryland. The foregoing estimates do not include the effect of any other revenue or income (or losses) that might arise from lease terminations or investments in securities other than the impact of the previously announced 50 Hampshire lease terminations and the AVEO Pharmaceuticals lease termination at 650 East Kendall, which have the net effect of increasing the 2015 FFO and CFFO estimate by $0.02 per diluted share.

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2015 FFO and CFFO estimates do not reflect the impact of any other future new investments (acquisitions or development), or related financing activity, as the impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, February 5, 2015 to discuss the company’s financial results and operations for the quarter and full year. The call will be open to all interested investors through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com, which will include an online slide presentation to accompany the call, or live by calling (800) 708-4539 (domestic) or (847) 619-6396 (international) with call ID number 38859926. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 10:30 a.m. Pacific Time on Thursday, February 5, 2015 until midnight Pacific Time on Tuesday, February 10, 2015 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 38859926#.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 17.5 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with security breaches and other disruptions to the company’s information technology networks and related systems; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2014	2013
ASSETS
Investments in real estate, net	$5,416,575	$5,217,902
Investments in unconsolidated partnerships	35,291	32,137
Cash and cash equivalents	46,659	34,706
Accounts receivable, net	14,631	8,421
Accrued straight-line rents, net	163,716	173,779
Deferred leasing costs, net	219,713	198,067
Other assets	274,301	307,589

Total assets	$6,170,886	$5,972,601

LIABILITIES AND EQUITY
Mortgage notes payable, net	$496,757	$709,324
Exchangeable senior notes	95,678	180,000
Unsecured senior notes, net	1,293,903	895,083
Unsecured senior term loans	749,326	758,786
Unsecured line of credit	84,000	128,000
Accounts payable, accrued expenses and other liabilities	381,280	314,383

Total liabilities	3,100,944	2,985,576
Equity:
Stockholders’ equity:
Common stock, $.01 par value, 250,000,000 shares authorized, 197,442,432 shares and 192,115,002 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	1,975	1,921
Additional paid-in capital	3,649,235	3,554,558
Accumulated other comprehensive loss, net	(2,214)	(32,923)
Dividends in excess of earnings	(645,983)	(583,569)

Total stockholders’ equity	3,003,013	2,939,987
Noncontrolling interests	66,929	47,038

Total equity	3,069,942	2,987,025

Total liabilities and equity	$6,170,886	$5,972,601

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the Three Months Ended		For Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)
Revenues:
Rental	$121,973	118,048	485,761	445,980
Tenant recoveries	40,753	37,597	162,394	141,634
Other revenue	2,930	2,348	26,454	49,700

Total revenues	165,656	157,993	674,609	637,314

Expenses:
Rental operations	53,444	49,891	214,502	184,073
Depreciation and amortization	64,744	58,781	254,341	245,000
General and administrative	12,162	11,817	49,315	44,175
Executive severance	4,380	—	4,380	—
Acquisition-related expenses	960	19	3,831	5,282

Total expenses	135,690	120,508	526,369	478,530

Income from operations	29,966	37,485	148,240	158,784
Equity in net income / (loss) of unconsolidated partnerships	160	(208)	745	(905)
Interest expense, net	(21,924)	(27,837)	(95,280)	(107,727)
Gain on sale of real estate	136,609	—	136,609	—
Other (expense) / income	(184)	1,136	11,154	(2,943)

Net income	144,627	10,576	201,468	47,209
Net income attributable to noncontrolling interests	(4,278)	(297)	(7,690)	(565)

Net income attributable to the company	140,349	10,279	193,778	46,644
Preferred stock dividends	—	—	—	(2,393)
Cost on redemption of preferred stock	—	—	—	(6,531)

Net income available to common stockholders	$140,349	10,279	193,778	37,720

Income from continuing operations per share available to common stockholders:
Basic earnings per share	$0.71	0.05	0.99	0.20

Diluted earnings per share	$0.70	0.05	0.98	0.20

Weighted-average common shares outstanding:
Basic	196,017,579	190,664,323	193,003,934	182,043,391

Diluted	208,528,196	196,117,552	207,232,960	186,397,022

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three months and year ended December 31, 2014 and 2013 was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income available to the common stockholders	$140,349	10,279	193,778	37,720
Adjustments:
Gain on sale of real estate / assets	(136,609)	—	(136,609)	(229)
Noncontrolling interests in operating partnership	3,782	285	5,246	819
Depreciation and amortization – unconsolidated partnerships	821	382	3,909	1,497
Depreciation and amortization – consolidated entities	64,744	58,781	254,341	245,000
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(847)	(418)	(2,586)	(1,128)

FFO available to common shares and units – basic	$72,240	69,309	318,079	283,679
Interest expense on exchangeable senior notes	917	1,688	5,533	6,750

FFO available to common shares and units – diluted	$73,157	70,997	323,612	290,429
Acquisition-related expenses	960	19	3,831	5,282

CFFO – diluted	$74,117	71,016	327,443	295,711

FFO per share – diluted	$0.35	0.34	1.55	1.47

CFFO per share – diluted	$0.36	0.34	1.57	1.49

Weighted-average common shares and units outstanding – diluted (1)	208,528,196	207,969,092	208,715,975	198,193,909

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three months and year ended December 31, 2014 and 2013 was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
CFFO – diluted	$74,117	71,016	327,443	295,711
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(22,591)	(8,028)	(68,882)	(40,279)
Leasing commissions	(2,078)	(1,780)	(7,658)	(7,048)
Non-cash revenue adjustments	(1,537)	(2,573)	(6,991)	(3,812)
Non-cash adjustment for securities	—	—	50	2,825
Non-cash debt adjustments	2,839	2,810	12,576	12,273
Non-cash equity compensation	4,625	3,285	15,762	12,852
Cost on redemption of preferred stock	—	—	—	6,531
Depreciation included in general and administrative expenses	771	647	3,116	2,322
Share of non-cash unconsolidated partnership adjustments	281	18	535	113
Adjustments for noncontrolling interests	305	—	672	—

AFFO available to common shares and units	$56,732	65,395	276,623	281,488

AFFO per share – diluted	$0.27	0.31	1.32	1.42

Weighted-average common shares and units outstanding – diluted (1)	208,528,196	207,969,092	208,715,975	198,193,909

(1)	The three and twelve months ended December 31, 2014 include 5,678,087 and 8,631,164 shares of potentially issuable common stock, respectively, pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and twelve months ended December 31, 2013 include 10,405,224 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and twelve months ended December 31, 2014 include 1,427,056 and 1,483,015 shares of unvested restricted stock, respectively, which are considered dilutive and anti-dilutive, respectively, for purposes of calculating diluted earnings per share. The three and twelve months ended December 31, 2013 include 1,446,316 and 1,391,663 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, core funds from operations, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements, and (c) leasing commissions.

Our computation of FFO, CFFO and AFFO may differ from the methodology for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.